Exhibit 10.1

HABERSHAM BANCORP
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (the “Agreement”) is adopted effective as of this 1st day of January, 2008, by and between HABERSHAM BANCORP, a Georgia corporation, and DAVID D. STOVALL (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Corporation.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1
“Account Value” means the amount which would be accrued by the Corporation at any particular time assuming the Discount Rate remained constant at the initial Discount Rate.  The parties expressly acknowledge that the Account Value may be different than the liability that should be accrued by the Corporation, under Generally Accepted Accounting Principles (“GAAP”), for the Corporation’s obligation to the Executive under this Agreement.  The Account Value on any date other than the end of a Plan Year shall be determined by adding the prorated increase attributable for the current Plan Year to the Account Value for the previous Plan Year.

1.2	“Bank” means Habersham Bank.

1.3
“Base Annual Salary” means the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to the Executive for employment rendered (whether or not such allowances are included in the Executive’s gross income).  Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Corporation and shall be calculated to include amounts not otherwise included in the Executive's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Corporation; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.4	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive pursuant to Article 4.

1.5
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.6	“Board” means the Board of Directors of the Corporation as from time to time constituted.

1.7	“Change of Control” shall mean any one of the following events which may occur after the Effective Date:

(a)
the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, (a “Person”) of beneficial ownership (within the meaning of Rule 13-d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Corporation where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

(b)
within any twelve-month period, the persons who were directors of the Corporation immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Corporation; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to the Board of Directors of the Corporation by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c)
a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(d)	he sale, transfer or assignment of all or substantially all of the assets of the Corporation to any third party.

1.8	“Code” means the Internal Revenue Code of 1986, as amended.

1.9	“Corporation” means Habersham Bancorp.

1.10
“Disability” means Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporation.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Corporation.  Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.11
“Discount Rate” means the rate used by the Plan Administrator for determining the Account Value.  The initial Discount Rate is seven percent (7%).  However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.12	“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.13	“Effective Date” means January 1, 2008.

1.14
“Final Pay” means the highest Base Annual Salary of the Executive for the period of three (3) consecutive and complete years of employment with the Corporation prior to Separation from Service.  If the Executive does not have three (3) consecutive and complete years of employment with the Corporation prior to Separation from Service, then Final Pay shall be determined by averaging the sum of Base Annual Salary paid for the consecutive and complete years of employment with the Corporation credited to the Executive and the annualized Base Annual Salary for any partial period of employment ending immediately prior to the Separation from Service.

1.15	“Normal Retirement Age” means the Executive attaining age sixty-five (65).

1.16	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.17	“Plan Administrator” means the plan administrator described in Article 8.

1.18	“Plan Year” means each twelve (12) month period commencing on January 1st and ending on December 31st of each year.

1.19	“Projected Benefit” means fifty percent (50%) of Projected Final Pay.

1.20	“Projected Final Pay” means Final Pay increased five percent (5%) annually, until Normal Retirement Age.

1.21
“Separation from Service” means the termination of the Executive’s employment with the Corporation and all affiliates for reasons other than death.  Whether a Separation from Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Corporationand the Executive intended for the Executive to provide significant services for the Corporationfollowing such termination.  A Separation from Service will nothave occurred if:

(a)
the Executive continues to provide services as an employee of the Corporationat an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period), or

(b)
the Executive continues to provide services to the Corporationin a capacity other than as an employee of the Corporationat an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).

The Executive’s employment relationship will be treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Executive’s right to reemployment with the Corporationis provided either by statute or by contract.  If the period of leave exceeds six (6) months and there is no right to reemployment, a Separation from Service will be deemed to have occurred as of the first date immediately following such six (6) month period.

1.22
“Specified Employee” means  a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Corporation (or an entity which is considered to be single employer with the Corporation under Code Section 414(b) or 414(c)) if any stock of any such entity is publicly traded on an established securities market or otherwise, as determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the “identification period”).  If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

1.22	“Termination for Cause” means Separation from Service for:

(a)	Gross negligence or gross neglect of duties to the Corporation; or
(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Corporation; or
(c)
Fraud, disloyalty, dishonesty or willful violation of any law or significant Corporation policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Corporation.

Article 2
Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Corporation shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is fifty percent (50%) of Final Pay.

2.1.2
Distribution of Benefit.  The Corporation shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Date.  The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2
Early Termination Benefit.  Upon the occurrence of an Early Termination, the Corporation shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1
Amount of Benefit.  The benefit under this Section 2.2 is the vested portion of the Account Value determined based on the most recent anniversary of the Effective Date preceding the Early Termination based on the schedule set forth below:

Effective Date Anniversary	Vested Portion
1st	20%
2nd	40%
3rd	60%
4th	80%
5th	100%

Interest shall be credited to the Account Value from Separation from Service until Normal Retirement Age in an amount equal to the Discount Rate at the time of Separation from Service, compounded monthly.

2.2.2
Distribution of Benefit.  The Corporation shall pay the benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Age.  The benefit shall be distributed to the Executive for fifteen (15) years. During the applicable installment period, interest will be applied to the Account Value at the Discount Rate, compounded monthly.

2.3
Disability Benefit.  If Executive experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Corporation shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1
Amount of Benefit.  The benefit under this Section 2.3 is one hundred percent (100%) of the Account Value determined as of the end of the Plan Year preceding Separation from Service. Interest shall be credited to the Account Value from Separation from Service until Normal Retirement Age in an amount equal to the Discount Rate at the time of Separation from Service, compounded monthly.

2.3.2
Distribution of Benefit.  The Corporation shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Age.  The benefit shall be distributed to the Executive for fifteen (15) years. During the applicable installment period, interest will be applied to the Account Value at the Discount Rate, compounded monthly.

2.4
Change of Control Benefit.  Upon a Change of Control followed by a Separation from Service prior to Normal Retirement Age, the Corporation shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The annual benefit under this Section 2.4 is one hundred percent (100%) of the Projected Benefit.

2.4.2
Distribution of Benefit.  The Corporation shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age.  The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.5
Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Corporation in accordance with Section 409A of the Code, benefit distributions that are otherwise payable upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service.  Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified.

2.6
Distributions Upon Income Inclusion Under Section 409A of the Code.  If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, the Plan Administrator shall distribute that portion of the amount the Corporation has accrued with respect to the Corporation’s obligations hereunder that is required to be included in the Executive’s income.  The Corporation shall distribute to the Executive such amount in immediately available funds in an amount equal to the portion of the amount the Corporation has accrued with respect to the Corporation’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Executive's unpaid amount the Corporation has accrued with respect to the Corporation’s obligations hereunder.  Such distribution shall be made within ninety (90) days of the date the Plan Administrator determines that the income inclusion described in this Section 2.6 is required.  Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Agreement.

2.7
Change in Form or Timing of Distributions.  For distribution of benefits under this Article 2, the Executive and the Corporation may, subject to the terms of Section 7.1, amend the Agreement to delay the timing or change the form of distributions.  Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)	must, for benefits distributable under Section 2.2, 2.3 and 2.4 be made at least twelve (12) months prior to the first scheduled distribution;
(c)	must, for benefits distributable under Article 2 delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(d)	must take effect not less than twelve (12) months after the amendment is made.

Article 3
Distribution at Death

3.1
Death During Service.  If the Executive dies prior to a Separation from Service, the Corporation shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1
Amount of Benefit.  The benefit under this Section 3.1 is the present value of the Projected Benefit payable for fifteen (15) years discounted back using the Discount Rate in effect at the time of death.

3.1.2	Distribution of Benefit. The Corporation shall distribute the benefit to the Beneficiary in a lump sum within sixty (60) days following the date of the Executive’s death.

3.2
Death During Distribution of a Benefit.  If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Corporation shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived.

3.3
Death After Separation from Service But Before Benefit Distributions Commence.  If the Executive is entitled to any benefit payments under Article 2 of this Agreement, but dies after Separation from Service but prior to the commencement of said benefit payments, the Corporation shall pay a lump sum benefit to the Beneficiary equal to the Executive’s Account Value at the time of death. The Corporation shall distribute the benefit to the Beneficiary within sixty (60) days following the date of the Executive’s death.

Article 4
Beneficiaries

4.1
Beneficiary.  The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Corporation in which the Executive participates.

4.2
Beneficiary Designation: Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4
No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be made to the Executive's estate.

4.5
Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5
General Limitations

5.1
Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Corporation shall not distribute any benefit under this Agreement if the Executive’s employment with the Corporation is terminated due to a Termination for Cause.

5.2
Suicide or Misstatement.  No benefits shall be distributed if the Executive commits suicide within two (2) years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Corporation denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3
Forfeiture Provision.  The Corporation shall not pay any benefit under this Agreement if the Executive, without the prior written consent of the Corporation, during active service and within one (1) year from the Executive’s Separation from Service for any reason whatsoever he will not (except on behalf of or with the prior written consent of the Corporation either directly or indirectly, on his own behalf or in the service of or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Corporation engage in any business which is the same as or essentially the same as the business of the Corporation and its affiliates in accepting deposits or making loans (whether presently existing or subsequently established) and which has an office located within a radius of fifty (50) miles of any office of the Corporation; provided, however, that the foregoing shall not  preclude any ownership by the Executive of an amount not to exceed five percent (5%) of the equity securities of any entity which is subject to the periodic reporting requirements of the Securities Exchange act of 1934 and the shares of Bank and Corporation common stock owned by the Executive at the  time of Separation from Service.  This section shall not apply following a Change of Control.

Article 6
Claims and Review Procedures

6.1
Claims Procedure.  An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

6.1.1
Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

6.1.2
Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim (forty-five (45) days with respect to a denial of any claim for benefits due to the Executive’s Disability).  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Executive’s Disability) by notifying the claimant in writing, prior to the end of such initial period, that an additional period is required.  With respect to a claim for benefits due to the Executive’s Disability, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim.  In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3
Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures;
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review;

(f)
In the case of a claim for benefits due to the Executive’s  Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and

(g)
In the case of a claim for benefits due to the Executive’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

6.2
Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator or, if applicable, the Appeals Fiduciary of the denial, as follows:

6.2.1
Initiation – Written Request.  To initiate the review, the claimant, within sixty (60) days (one hundred eighty (180) days with respect to a denial of a claim for benefits due to the Executive’s Disability) after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator or, if applicable, Appeals Fiduciary a written request for review.  For purposes of this Article 6, the term “Appeals Fiduciary” means an individual or group of individuals appointed to review appeals of claims for benefits payable due to the Executive’s Disability. With respect to any denial of a claim for benefits due to Disability, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall:

(a)	consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and
(b)	identify the medical and vocational experts whose advice was obtained in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.

Notwithstanding the foregoing, the health care professional consulted pursuant to this Section 6.2.1 shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.

6.2.2
Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3
Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4
Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Executive’s Disability) after receiving the request for review.  If the Plan Administrator (or Appeals Fiduciary) determines that special circumstances require additional time for processing the claim, the Plan Administrator (or Appeals Fiduciary) can extend the response period by an additional sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Executive’s Disability) by notifying the claimant in writing, prior to the end of such day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator (or Appeals Fiduciary) expects to render its decision.

6.2.5
Notice of Decision.  The Plan Administrator (or Appeals Fiduciary) shall notify the claimant in writing of its decision on review.  The Plan Administrator (or Appeals Fiduciary) shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits;

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a);
(e)
In the case of a claim for benefits due to the Executive’s Disability, if  an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

(f)
In the case of a claim for benefits due to the Executive’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and

(g)	In the case of a claim for benefits due to the Executive’s Disability, a statement regarding the availability of other voluntary alternative dispute resolution options.

Article 7
Amendments and Termination

7.1
Amendments.  This Agreement may be amended only by a written agreement signed by the Corporation and the Executive.  However, the Corporation may unilaterally amend this Agreement to conform to written directives to the Corporation from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

7.2
Plan Termination Generally.  The Corporation may unilaterally terminate this Agreement at any time.  The benefit shall be the Account Value as of the date the Agreement is terminated.  Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Corporation terminates this Agreement in the following circumstances:

(a)
Within thirty (30) days before, or twelve (12) months after a Change of Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Corporation's arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Corporation’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Corporation’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Corporation does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Corporation may distribute the Account Value, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 8
Administration of Agreement

8.1
Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint.  The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

8.2
Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Corporation.

8.3
Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4
Indemnity of Plan Administrator.  The Corporation shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5
Corporation Information.  To enable the Plan Administrator to perform its functions, the Corporation shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

8.6
Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Corporation, and their beneficiaries, survivors, executors, administrators and transferees.

9.2
No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain as an employee of the Corporation, nor does it interfere with the Corporation's right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3
Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, except pursuant to the Executive’s will or the laws of dissent and distribution.

9.4
Tax Withholding and Reporting.  The Executive is responsible for payment of all taxes applicable to benefits paid or provided to Executive under this Agreement, except the employer portion of applicable federal, state and local employment tax obligations.  The Corporation shall withhold any taxes owed by the Executive that are required to be withheld, including federal, state and local income and employment tax withholding obligations, from the benefits provided under this Agreement or from any other compensation otherwise payable to the Executive.  The Executive acknowledges that the Corporation’s sole liability regarding such withholding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).  The Executive agrees that appropriate amounts for withholding may be deducted from the cash salary, bonus or other payments due to Executive by the Corporation, including payments due under this Agreement.  If insufficient cash wages are available or if Executive so desires, Executive may remit payment in cash for the withholding amounts.  In addition, the Corporation shall be responsible for withholding and payment to appropriate taxing authority(ies) of all employment tax obligations required to be paid and withheld by the Corporation pursuant to Code Section 3121(v) and regulations promulgated thereunder or any other applicable law on the present value of benefits hereunder which are vested but not yet payable.  In that regard, payment under this Agreement may be accelerated to pay the FICA tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2), where applicable, on benefits paid or provided to Executive under this Agreement (the “FICA Amount”) or to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided that the total amount accelerated pursuant to this sentence may not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.  Withholding and payment of any taxes under this Section 9.4 shall reduce the amount of the benefits otherwise payable to the Executive.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America.

9.6
Unfunded Arrangement.  The Executive and the Beneficiary are general unsecured creditors of the Corporation for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Corporation to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive's life or other informal funding asset is a general asset of the Corporation to which the Executive and Beneficiary have no preferred or secured claim.

9.7
Reorganization. The Corporation shall not merge or consolidate into or with another entity, or reorganize, or sell substantially all of its assets to another entity, firm, or person unless such succeeding or continuing entity, firm, or person agrees to assume and discharge the obligations of the Corporation under this Agreement.  Upon the occurrence of such event, the term “Corporation” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10
Alternative Action.  In the event it shall become impossible for the Corporation or the Plan Administrator to perform any act required by this Agreement, the Corporation or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Corporation, provided that such alternative acts do not violate Section 409A of the Code.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12
Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13
Notice.  Any notice or filing required or permitted to be given to the Corporation or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Habersham Bancorp
201 North Washington St
Clarkesville, GA 30523

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14
Compliance with Section 409A.  This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

9.15
Deduction Limitation on Benefit Payments.  If the Corporation reasonably anticipates that the Corporation’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Corporation to ensure that the entire amount of any distribution from this Agreement is deductible, the Corporation may delay payment of any amount that would otherwise be distributed under this Agreement.  The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive's death) at the earliest date the Corporation reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Corporation have signed this Agreement.

Executive:	Corporation:

Habersham Bancorp

/s/ David D. Stovall	By /s/ Thomas A. Arrendale, III
David D. Stovall
Title: Chairman

HABERSHAM BANCORP
Supplemental Executive Retirement Plan Agreement
BENEFICIARY DESIGNATION FORM

☐	New Designation
☐	Change in Designation

I, David D. Stovall, designate the following as Beneficiary under the Agreement:

Primary:
%

%

Contingent:
%

%

Notes:
•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exactname and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of [your name]”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.  I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:	David Stovall

Signature:		Date:

Received by the Plan Administrator this ________ day of ___________________, 2___

By:

Title: